Exhibit 99.1

JOINT FILING AGREEMENT

     The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning itself or himself contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 13, 2018

DLB CRF Holdings, LLC By: DLB CRF Management, LLC its: Manager By: DLB Management, LLC its: Manager By: DLB Capital, LLC its: Manager

/s/ Douglas L. Brown

By: Douglas L. Brown
its: Managing Member

Eagle Proprietary Investments Limited /s/ Rajiv N. Dvivedi By: Rajiv N. Dvivedi its: Chief Executive Officer /s/ Rajiv N. Dvivedi

Rajiv N. Dvivedi